October 7, 1996

Dear Rally's Hamburgers, Inc. Bondholder,

By now you should have received the Company's Consent Solicitation Statement ("CSS") dated September 9, 1996, and other related materials seeking an amendment to the Company's Indenture, dated March 1, 1993, pursuant to which the Company's 9 7/8% Senior Notes due June 15, 2000 (the "Senior Notes") were issued. Prior to making any decision regarding the Consent, we encourage you to carefully review the complete CSS which describes in detail the proposed amendment to the Indenture. We have engaged an INFORMATION AGENT, MORROW & CO., INC. (1-800-566-9061 OR 1-800-662-5200) to assist you with questions about the Consent or provide you with additional copies of the CSS or other materials.

The Company has extended by two weeks, until October 21, 1996, the time during which you may vote your Consent Form.

SUMMARY OF THE PROPOSED AMENDMENT

Consent solicitations were distributed to owners of the Senior Notes as of August 16, 1996.

The Indenture currently provides that if any person (other than GIANT GROUP, LTD. ("GIANT")) becomes the beneficial owner of 35% or more of the Company's voting securities, a "Change of Control" is deemed to have occurred. Upon a Change of Control, Rally's is required to make an offer to purchase all of the outstanding Senior Notes at a price equal to 101% of the face amount thereof plus accrued and unpaid interest thereon. Upon the effectiveness of the Proposed Amendment, the beneficial ownership of 35% or more of the voting stock of Rally's by GIANT, Fidelity National Financial, Inc. ("Fidelity"), CKE Restaurants, Inc. (("Carl's Jr."), the owner, operator and franchisor of the Carl's Jr. fast food restaurant chain), and/or any of their affiliates will not constitute a Change of Control for purposes of Section 4.14 of the Indenture. Although Fidelity and Carl's Jr. have requested the Proposed Amendment, Rally's believes that the Proposed Amendment is appropriate in light of the potential synergies in Rally's relationship with Fidelity and Carl's Jr. and Rally's future capital needs.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE PROPOSED AMENDMENT AND RECOMMENDS THAT THE HOLDERS OF THE SENIOR NOTES CONSENT TO ITS ADOPTION. REGARDLESS OF WHETHER THE PROPOSED AMENDMENT BECOMES EFFECTIVE, THE SENIOR NOTES WILL CONTINUE TO BE OUTSTANDING IN ACCORDANCE WITH ALL OTHER TERMS OF THE SENIOR NOTES AND THE INDENTURE. THE CHANGES SOUGHT IN THE CONSENT SOLICITATION WILL NOT ALTER THE COMPANY'S OBLIGATION TO PAY THE PRINCIPAL OF AND INTEREST ON THE SENIOR NOTES OR ALTER THE INTEREST RATE, REDEMPTION TERMS OR MATURITY DATE THEREOF.

There is currently outstanding $62,076,000 principal amount of Senior Notes, exclusive of amounts held by Affiliates, who are not eligible to vote with regard to this consent. In order for the Indenture to be amended, holders of $31,039,000 must consent. YOUR VOTE IS VERY IMPORTANT.

Please vote today.

/s/ Donald E. Doyle

Donald E. Doyle
President, Chief Executive Officer, and Director